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                                      PART II. - EXHIBIT 11
                             CAVALIER HOMES, INC. AND SUBSIDIARIES
                           COMPUTATION OF NET INCOME PER COMMON SHARE


                                                                  Thirteen Weeks Ended
                                                         ---------------------------------------
                                                             April 2,              March 27,
                                                               1999                  1998
                                                         -----------------     -----------------
       Net Income                                      $         4,501,000  $          3,042,000
                                                         =================     =================

 SHARES:

   Weighted average shares outstanding (basic)                 18,733,889            19,967,999

   Dilutive effect if stock options were exercised                102,869               192,537
                                                         -----------------     -----------------

  Weighted average common shares
       outstanding, assuming dilution (diluted)                18,836,758            20,160,536
                                                         =================     =================


   Basic net income per share                         $               .24  $                .15
                                                         =================     =================

   Diluted net income per share                       $               .24  $                .15
                                                         =================     =================
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